EXHIBIT 10(a)

                                 CRESCENT [R]
                                 OFFICE LEASE

                                   BETWEEN


                     CRESCENT REAL ESTATE FUNDING I, L.P.

                                 ("LANDLORD")


                                     AND


                      HALLMARK FINANCIAL SERVICES, INC.

                                  ("TENANT")

                              TABLE OF CONTENTS
                              -----------------
                                                                   PAGE
                                                                   ----
 1.   Basic Lease Information                                        1
 2.   Lease Grant                                                    2
 3.   Term; Adjustment of Commencement Date; Early Access            3
 4.   Rent                                                           4
 5.   Tenant's Use of Premises                                       7
 6.   Security Deposit                                               8
 7.   Services to be Furnished by Landlord                           8
 8.   Use of Electrical Services by Tenant                           9
 9.   Repairs and Alterations                                       10
 10.  Entry by Landlord                                             11
 11.  Assignment and Subletting                                     12
 12.  Liens                                                         13
 13.  Indemnity                                                     13
 14.  Insurance                                                     14
 15.  Mutual Waiver of Subrogation                                  14
 16.  Casualty Damage                                               15
 17.  Condemnation                                                  15
 18.  Events of Default                                             16
 19.  Remedies                                                      16
 20.  Limitation of Liability                                       18
 21.  No Waiver                                                     18
 22.  Tenant's Right to Possession                                  18
 23.  Relocation                                                    19
 24.  Holding Over                                                  19
 25.  Subordination to Mortgages; Estoppel Certificate              19
 26.  Attorneys' Fees                                               20
 27.  Notice                                                        20
 28.  Reserved Rights                                               20
 29.  Surrender of Premises                                         20
 30.  Hazardous Materials                                           21
 31.  Miscellaneous                                                 22


 EXHIBITS AND RIDERS:
 --------------------

 EXHIBIT A-1    OUTLINE AND LOCATION OF PREMISES
 EXHIBIT A-2    LEGAL DESCRIPTION OF PROPERTY
 EXHIBIT B      RULES AND REGULATIONS
 EXHIBIT C      COMMENCEMENT LETTER
 EXHIBIT D      WORK LETTER
 EXHIBIT E      PARKING AGREEMENT
 EXHIBIT F      LANDLORD'S FF&E
 EXHIBIT G      FORM OF SUBORDINATION, NON-DISTURBANCE AND
                ATTORNMENT AGREEMENT
 RIDER NO. 1    OPTION TO EXTEND
 RIDER NO. 4    RIGHT OF FIRST REFUSAL

                                 OFFICE LEASE


    This Office Lease (this "Lease") is entered into by and between CRESCENT REAL ESTATE FUNDING I, L.P., a Delaware limited partnership ("Landlord"), and HALLMARK FINANCIAL SERVICES,. INC., a Nevada corporation ("Tenant"), and shall be effective as of the date set forth below Landlord's signature (the "Effective Date")


 1. Basic Lease Information. The key business terms used in this Lease are defined as follows:

    A. "Building": The building commonly known as Carter Burgess Plaza and located at 777 Main Street, Fort Worth, Texas 76102.

    B. "Rentable Square Footage of the Building" is agreed and stipulated to be 936,373 square feet.

    C. "Premises": The area shown on Exhibit A-1 to this Lease. The Premises are located on floor 10 of the Building and known as suite number 1000. The "Rentable Square Footage of the Premises" is deemed to be 27,808 square feet. If the Premises include, now or hereafter, one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured.

    D.  "Base Rent':
                                        Annual Rate             Monthly
            Period                    Per Square Foot          Base Rent
            ------                    ---------------          ---------
       6/1/03 to 10/31/03                  $0.00                   $0.00
      11/1/03 to  6/30/05                 $13.45              $31,168.13
       7/1/05 to  6/30/07                 $13.95              $32,326.80
       7/1/07 to  6/30/09                 $14.45              $33,485.47
       7/1/09 to  6/30/11                 $14.95              $34,644.13


    E. "Tenant's Pro Rata Share": The percentage equal to the Rentable Square Footage of the Premises divided by the Rentable Square Footage of the Building. As of the Effective Date, Tenant's Pro Rata Share is 2.97%.

    F.  "Base Year" for Operating Expenses: 2003.

    G. "Term.": The period of approximately 97 months starting on June 1, 2003 and continuing through and including June 30, 2011.

    H. "Commencement Date": June 1, 2003.

    I. "Security Deposit": $N/A.

    J. "Guarantor(s)": N/A.

    K "Business Day(s)": Monday through Friday of each week, exclusive of New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day ("Holiday"). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

    L. "Law(s)": All applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted, including the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, "ADA"), and all laws pertaining to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act as amended, 42 U.S.C. S9601 et seq. ("CERCLA"), and all restrictive covenants existing of record and all rules and requirements of any existing association or improvement district affecting the Property.

    M. "Normal business Hours": 7:00 AM. to 7:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays, exclusive of Holidays.

    N.  "Notice Addresses":

 Tenant: On or after the Commencement Date, notices shall be sent to Tenant at the Premises with a copy to the address set forth below. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

                                          With a copy to:
   Hallmark Financial Services, Inc.      Hallmark Financial Services, Inc.
   717 Main Street, Suite 1000            777 Main Street, Suite 1000
   Fort Worth, TX 76102                   Fort Worth, TX 76102
   Attn: Chief Financial Officer          Attn: General Counsel
   Phone #: (817) ________                Phone #: (817) ________
   Fax #: (817) ________                  Fax #: (817) ________


   Landlord:                              With a copy to;

   777 Main Street,                       300 Crescent Court,
   Suite 1160                             Suite 120
   Fort Worth, TX 76102                   Dallas, TX 75201
   Attn: Property Manager                 Attn: Senior Vice President,
   Phone #: (817) 321-1110                Asset Management and Leasing
   Fax #: (817) 321-1101                  Phone #: (214) 880-4525
                                          Fax: (214) 880-4547

                                          And to:

                                          777 Main Street
                                          Suite 2100
                                          Fort Worth, Texas 76102
                                          Attn: Legal Department
                                          Phone #: (817) 321-2100
                                          Fax: (817) 321-2000


    Rent (defined in Section 4-A) is payable to the order Crescent Real Estate Funding I, L.P. at the following address: P.O. Box 841763, Dallas, Texas 75284-1763 or by wire transfer to Bank of America, Dallas, Texas, ABA [ deleted for confidentiality ], for further credit to Crescent Real Estate Funding I, L.P. Account [ deleted for confidentiality ].

     O. "Other Defined Terms": In addition to the terms defined above, an index of the other defined terms used in the text of this Lease set forth below, with a cross-reference to the paragraph in this Lease in which the definition of such term can be found:


 Affiliate                      11.E    Mortgagee                        25
 Alterations                  9-C(1)    Operating Expenses              4.D
 Audit Election Period           4.G    Permitted Transfer             11.E
 Cable                           9.A    Permitted Use                   5.A
 Claims                           13    Prime Rate                     19.B
 Collateral                     19.E    Property                          2
 Commencement Date               3.A    Provider                        7.C
 Common Areas                      2    Relocated Premises               23
 Completion Estimate            16.B    Relocation Date                  23
 Contamination                  30.C    Rent                            4.A
 Costs of Reletting             19.B    Service Failure                 7.B
 Excess Operating Expenses       4.B    Special Installations            29
 Expiration Date                 3.A    Substantial Completion  Work Letter
 Force Majeure                  31.C    Taking                           17
 Hazardous Materials            30.C    Tenant Parties                   13
 Landlord Parties                 13    Tenant's Insurance             14.A
 Landlord Work                   3.A    Tenant's Property              14.A
 Landlord's Rental Damages      19.B    Tenant's Removable Property      29
 Leasehold Improvements           29    Time Sensitive Default         18.B
 Minor alterations            9.C(1)    Transfer                       11.A
 Monetary Default               18.A    Work Letter                     3.A
 Mortgage                         25

 2. Lease Grant. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property (defined below) that are designated by Landlord for the common use of tenants and others, such as sidewalks, common corridors, vending areas, lobby areas and, with respect to multi-tenant floors, restrooms and elevator foyers (the "Common Areas"). "Property" means the Building and the parcel(s) of land on which it is located as more fully described on Exhibit A-2. together with all other buildings and improvements located thereon; and the Building garage(s) and other improvements serving the Building, if any, and the parcel(s) of land on which they are located.


 3. Term: Adjustment of Commencement Date: Early Access.

    A. Term. This Lease shall govern the relationship between Landlord and Tenant with respect to the Premises from the Effective Date through the last day of the Term specified in Section 1.G (the "Expiration Date"), unless terminated early in accordance with this Lease. The Term of this Lease (as specified in Section 1.G) shall commence on the "Commencement Date", which shall be June 1, 2003. If Landlord is delayed in delivering possession of the Premises or any other space due to any reason, including Landlord's failure to Substantially Complete the Landlord Work by the Estimated Commencement Date, the holdover or unlawful possession of such space by any third party, or for any other reason, such delay shall not be a default by Landlord, render this Lease void or voidable, or otherwise render Landlord liable for damages. Promptly after the determination of the Commencement Date, the Expiration Date, the Rent schedule and any other variable matters, Landlord shall prepare and deliver to Tenant a commencement letter agreement substantially in the form attached as Exhibit C. If such commencement letter is not executed by Tenant within 30 days after delivery of same by Landlord, then Tenant shall be deemed to have agreed with the matters set forth therein. Notwithstanding any other provision of this Lease to the contary, if the Expiration Date would otherwise occur on a date other than the last day of a calendar month, then the Term shall be automatically extended to include the last day of such calendar month, which shall become the Expiration Date. "Landlord Work" means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the "Work Letter"), if any, attached as Exhibit D. If a Work Letter is not attached to this Lease or if an attached Work Letter does not require Landlord to perform any work, the occurrence of the Commencement Date shall not be conditioned upon the performance of work by Landlord. Tenant shall have the option to terminate this Lease effective as of the day prior to the 6th anniversary of the Commencement Date (the "Termination Date"), provided Tenant gives notice thereof to Landlord not less than nine
 (9) months prior to the Termination Date and provided Tenant is not in default under the Lease at the time of the giving of such notice nor on the Termination Date. Tenant's right to terminate hereunder is conditioned upon the payment in full by Tenant, on or before the Termination Date, of (i) all Rent through and including the Termination Date, (ii) the cash sum of $160,000.00, and (iii) the unamortized cost of all tenant improvement allowances, leasing commissions and other transaction costs actually paid by Landlord in connection with the Lease, calculated using a cost of funds rate equal to ten percent (10%) (collectively, the "Termination Payment"). After Landlords receipt of the Termination Payment and so long as Tenant has surrendered the Premises in the condition required under this Lease, neither party shall have any rights, liabilities or obligations under this Lease for the period accruing after the Termination Date, except those which, by the provisions of this Lease, expressly survive the termination of this Lease.

    B. Acceptance of Premises. The Premises are accepted by Tenant in "as is" condition and configuration subject to (1) any Landlord obligation to perform Landlord Work, and (2) any latent defects in the Premises of which Tenant notifies Landlord within one year after the Commencement Date [other than work performed by Tenant Parties (defined below)]. TENANT HEREBY AGREES THAT THE PREMISES ARE IN GOOD ORDER AND SATISFACTORY CONDITION AND THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE PREMISES, THE BUILDING OR THE PROPERTY.

    C. Early Access. Landlord and Tenant hereby acknowledge and agree that Tenant is currently occupying the Premises as of the Effective Date. Tenant's access to the Premises shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4.A) to Landlord for each day of such early access. However; except for the cost of services requested by Tenant (e.g., freight elevator usage), Tenant shall not be required to pay Base Rent and Tenant's Pro Rata Share of Excess Operating Expenses for any days of such early access prior to June 1, 2003.


 4. Rent.

    A. Payments. As consideration for this Lease, commencing on the Commencement Date, Tenant shall pay Landlord, without any demand, setoff or deduction, the total amount of Base Rent, Tenant's Pro Rata Share of Excess Operating Expenses (defined in Section 4.B) and any and all other sums payable by Tenant under this Lease (all of which are sometimes collectively referred to as "Rent"). Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. The monthly Base Rent and Tenant's Pro Rata Share of Excess Operating Expenses shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If the Term commences on a day other than the first day of a calendar month, the monthly Base Rent and Tenant's Pro Rata Share of any Excess Operating Expenses for the month shall be prorated on a daily basis based on a 360 day calendar year. Landlord's acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law. Tenant's covenant to pay Rent is independent of every other covenant in this Lease.

    B. Excess Operating Expenses. Tenant shall pay Tenant's Pro Rata Share of the amount, if any, by which Operating Expenses (defined in Section 4.D) for each calendar year during the Term, exceed Operating Expenses for the
 Base Year (the "Excess Operating Expenses"). If Operating Expenses in any calendar year decrease below the amount of Operating Expenses for the Base Year, Tenant's Pro Rata Share of Operating Expenses for that calendar year shall be $0. In no event shall Base Rent be reduced if Operating Expenses for any calendar year are less than Operating Expenses for the Base Year. On or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the Excess Operating Expenses for such calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant's Pro Rata Share of Landlord's estimate of the Excess Operating Expenses. Prior to May 1 of each calendar year of the Term, if Landlord determines that its good faith estimate of the Excess Operating Expenses was incorrect, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant's monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Excess Operating Expenses by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate (no later than May 1 of each calendar year during the Term). Upon delivery of the new estimate an adjustment shall be made for any month for which Tenant paid monthly installments based on the same year's prior incorrect estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Rent is due, refunded directly to Tenant within 30 days of determination. The obligation of Tenant to pay for Excess Operating Expenses as provided herein shall survive the expiration or earlier termination of this Lease. If the Expiration Date falls on a date other than December 31st", Tenant's Excess Operating Expenses shall be prorated on a daily basis based on a 360 day calendar year.

     C. Reconciliation of Operating Expenses. Within 120 days after the end of each calendar year or as soon thereafter as is practicable but no later than May 1 of each calendar year, Landlord shall furnish Tenant with a statement of the actual Operating Expenses and Excess Operating Expenses for such calendar year. If the most recent estimated Excess Operating Expenses paid by Tenant for such calendar year are more than the actual Excess
 Operating Expenses for such calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due; provided, if the Term expires before the determination of the overpayment, Landlord shall, within 30 days of determination, refund any overpayment to Tenant after first deducting the amount of Rent due. If the most recent estimated Excess Operating Expenses paid by Tenant for the prior calendar year are less than the actual Excess Operating Expenses for such year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Operating Expenses, any underpayment for the prior calendar year.

    D. Operating Expenses Defined. "Operating Expenses" means all costs and expenses incurred or accrued in each calendar year in connection with the ownership, operation, maintenance, management, repair and protection of the Property which are directly attributable or reasonably allocable to the Property, including Landlord's personal property used in connection with the Property and including all costs and expenditures relating to the following, except that if such replacements are properly classified as capital in nature under sound real estate accounting principles consistently applied, the cost of such replacements shall be included in Operating Expenses and amortized pursuant to Section 4.D(9) below. As used in this Lease, the "sound real estate accounting principles" used by Landlord in calculating Operating Expenses will, to the extent applicable and except as otherwise provided in this Lease, be consistent with "generally accepted accounting principles" or "GAAP":

        (1) Operation, maintenance, repair and replacements of any part of the Property, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and access control systems; materials and supplies (such as light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property; required or beneficial easements; and related service agreements and rental expenses (except for repairs, replacements and general maintenance paid by insurance proceeds).

        (2) Administrative and management fees, including accounting, information and professional services (except for negotiations and disputes with specific tenants not affecting other parties); management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management (except for fees and expenses paid by insurance proceeds).

        (3) Janitorial service; window cleaning waste disposal; gas, water and sewer and other utility charges (including add-ons); and landscaping, including all applicable tools and supplies.

        (4) Property, liability and other insurance coverages carried by Landlord, including deductibles and risk retention programs and a proportionate allocation to the Property of the cost of blanket insurance policies maintained by Landlord and/or its Affiliates (defined below).

        (5) Real estate taxes, assessments, business taxes excises, association dues fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership. use, occupancy, rental, operation or possession of the Property (including personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property), or substituted, in whole or in part, for a tax previously in existence by any taxing authority, or assessed in lieu of a tax increase, or paid as rent under any ground lease. Operating Expenses do not include Landlord's income, franchise or estate taxes (except to the extent such excluded taxes are assessed in lieu of taxes included above).

        (6) Compliance with Laws, including license, permit and inspection fees (but not in duplication of capital expenditures amortized as provided in Section 4.D(9)); and all expenses and fees, including attorneys' fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting real estate taxes & the validity and/or applicability of any governmental enactments which may affect Operating Expenses; provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord's costs).

        (7) Building safety services to the extent provided or contracted for by Landlord

        (8) Goods and services purchased from Landlord's subsidiaries and Affiliates to the extent the cost of same is consistent with rates charged by unaffiliated third parties for similar goods and services. Such goods and services shall from time to time be competitively bid on by third party providers.

        (9) Amortization of capital expenditures incurred: (a) to conform with Laws; (b) to provide or maintain building standards (other than building standard tenant improvements); or (c) with the intention of promoting safety or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems. Such expenditures shall be amortized uniformly over the following periods of time (together with interest on the unamortized balance at the Prime Rate (defined in Section 19.B) as of the date incurred plus 2%): for building improvements, the shorter of 10 years or the estimated useful life of the improvement; for equipment, 7 years; for furniture and fixtures, 5 years; for computer equipment and software, 3 years; and for all other items, 3 years for expenditures under $50,000 and 5 years for expenditures in excess of $50,000. Notwithstanding the foregoing, Landlord may elect to amortize capital expenditures under this subsection over a longer period of time based upon (i) the purpose and nature of the expenditure. (ii) the relative capital burden on the Property, (iii) for cost savings projects, the anticipated payback period and (iv) otherwise in accordance with sound real estate accounting principles consistently applied.

        (10) Electrical services used in the operation, maintenance and use of the Property; sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Property, and other costs of providing electrical services to the Property.

    E. Exclusions from Operating Expenses. Operating Expenses exclude the following expenditures:

        (1) Leasing commissions, attorneys' fees and other expenses related to leasing tenant space and constructing improvements for the sole benefit of an individual tenant.

        (2) Goods and services furnished to an individual tenant of the Building which are above building standard and which are separately reimbursable directly to Landlord in addition to Excess Operating Expenses.

        (3) Repairs, replacements and general maintenance paid by insurance proceeds or condemnation proceeds or another tenant or responsible third party.

        (4) Except   as    provided   in   Section   4.D(9),    depreciation,
 amortization, interest payments on any encumbrances on the Property and the cost of capital improvements or additions.

        (5) Costs   of  installing  any   specialty  service,   such  as   an
 observatory,  broadcasting   facility,  luncheon   club,  or   athletic   or
 recreational dub.

        (6) Expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to warranties or service contracts.

        (7) Costs (other than maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building.

        (8) Principal payments on indebtedness secured by liens against the Property, or costs of refinancing such indebtedness.

        (9) Transfer, gains, inheritance, estate, income, excess profits or franchise taxes or other such taxes imposed on or measured by the income of Landlord from the operation of the Property.

        (10) Expenses incurred in leasing or procuring new tenants, including advertising and marketing expenses and expenses for preparation of leases or renovating space for new tenants, rent allowances, lease takeover costs, payment of moving costs and similar costs and expenses.

        (11) Costs relating to disputes between Landlord and a specific tenant of the Building

        (12) The cost of any work or service performed for any tenant (including Tenant) at such tenant's cost.

        (13) Costs of correcting latent defects in the Premises which are disclosed to Landlord within one year after the Commencement Date

     F. Proration of Operating Expenses: Adjustments. If Landlord incurs Operating Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned by Landlord between the Property and the other buildings or properties. If the Building is not 100% occupied during any calendar year or partial calendar year or if Landlord is not supplying services to 100% of the total Rentable Square Footage of the Building at any time during a calendar year or partial calendar year, Operating Expenses shall be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building during that calendar year. If Tenant pays for Tenant's Pro Rata Share of Operating Expenses based on increases over a "Base Year"' and Operating Expenses for a calendar year are determined as provided in the prior sentence, Operating Expenses for the Base Year shall also be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building. The extrapolation of Operating Expenses under this Section shall be performed by Landlord by adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building.

     G. Audit Rights. Within 60 days after Landlord furnishes its statement of actual Operating Expenses for any calendar year (including the Base Year) (the "Audit Election Period"), Tenant may, at its expense (except as otherwise set forth below), elect to audit landlord's Operating Expenses for such calendar year only, subject to the following conditions: (1) there is no uncured event of default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized national standing; (3) in no event shall any audit be performed by a firm retained on a "contingency fee" basis; (4) the audit shall commence within 60 days after Landlord makes Landlord's books and records available to Tenant's auditor and shall conclude within 90 days after commencement; (5) the audit shall be conducted during landlord's normal business hours at the location where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord's business; (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord's confidentiality agreement for Landlord's benefit prior to commencing the audit, and (7) the accounting firm's audit report shall, at no charge to Landlord, be submitted in draft form for Landlord's review and comment before the final approved audit report is delivered to Landlord, and any reasonable comments by Landlord shall accompany the final audit report. This paragraph shall not be construed to limit, suspend, or abate Tenant's obligation to pay Rent when due, including estimated Excess Operating Expenses. Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within 30 days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination. The foregoing obligations shall survive the expiation or termination of this Lease. If Tenant does not give written notice of its election to audit Landlord's Operating Expenses during the Audit Election Period, Landlord's Operating Expenses for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. The right to audit granted hereunder is personal to the initial Tenant named in this Lease and to any assignee under a Permitted Transfer (defined below) and shall not be available to any subtenant under a sublease of the Premises, if the audit proves that Landlord's calculation of Operating Expenses for the calendar year under inspection was overstated by more than five percent (5%), then, after verification. Landlord shall pay Tenant's actual reasonable out-of-pocket audit and inspection fees applicable to the review of said calendar year statement within thirty (30) days after receipt of Tenant's invoice therefor.

 5.  Tenant's Use of Premises.

     A. Permitted Uses. 'The Premises shall be used only for general office use (the "Permitted Use") and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, creates obnoxious odors (including tobacco smoke), noises or vibrations, is dangerous to persons or property, could increase Landlord's insurance costs, or which, in Landlord's reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation or maintenance of the Property. Except as provided below, the following uses are expressly prohibited in the Premises: schools, government offices or agencies; personnel agencies; collection agencies; credit unions; data processing, telemarketing or reservation centers; medical treatment and health care; radio, television or other telecommunications broadcasting; restaurants and other retail; customer service offices of a public utility company; or any other purpose which would, in Landlord's reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas or parking facilities (including any use which would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord's efforts to lease space or otherwise interfere with the operation of the Property. Notwithstanding the foregoing, the following ancillary uses are permitted in the Premises only so long as they do not, in the aggregate, occupy more than 10% of the Rentable Square Footage of the Premises or any single floor (which ever is less): (A) the following services provided by Tenant exclusively to its employees: schools, training and other educational services; credit unions; and similar employee services; and (B) the following services directly and exclusively supporting Tenant's business: telemarketing; reservations; storage; data processing; debt collection; and similar support services.

     B. Compliance with Laws. Tenant shall comply with all Laws regarding the operation of Tenant's business and the use, condition, configuration and occupancy of the Premises and the use of the Common Areas. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices Tenant receives regarding a violation or alleged or potential violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time with written notice to Tenant. Such rules and regulations will be applied in an equitable manner as determined by Landlord. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations.

     C. Tenant's Security Responsibilities. Tenant shall (1) lock the doors to the premises and take other reasonable steps to secure the Premises and the personal property of all Tenant Parties (defined in Section 13) in the Common Areas and parking facilities of the Building and Property, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) cooperate with Landlord and other tenants in the Building on Building safety mailers. Tenant acknowledges that any security or safety measures employed by Landlord are for the protection of Landlords own interests; that Landlord is not a guarantor of the security or safety of the Tenant Parties or any of Tenant's transferees, contractors or licensees or their property; and that such security and safety matters are the responsibility of Tenant and the local law enforcement authorities.

 6.  Security Deposit Intentionally deleted.

 7.  Services Furnished by Landlord.

     A. Standard Services. Subject to the provisions of this Lease, Landlord agrees to furnish (or cause a third party provider to furnish) as an Operating Expense (as set forth in Section 4.D.), the following services to Tenant during the Term:

        (1) Water service for use in the lavatories on each floor on which the Premises are located.

        (2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as required by governmental authority or as Landlord determines are standard for the Building. Tenant upon such notice as is reasonably required by Landlord, and subject to the capacity of the Building systems, may request HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord for such additional service at a rate equal to $60.00 per requested hour of operation per floor (the "Hourly HVAC Charge") Landlord shall have the right, upon 30 days prior written notice to Tenant, to adjust the Hourly HVAC Charge from time to time, but not more than once per calendar year, based upon increases in HVAC costs, which costs include utilities, taxes, surcharges, labor, equipment, maintenance and repair.

        (3) Maintenance and  repair of the Property  as described in  Section
 9.B.

        (4) Janitorial service five days per week (excluding Holidays), as determined by Landlord. If Tenant's use of the Premises, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services.

        (5) Elevator service, subject to proper authorization and Landlord's policies and procedures for use of the elevator(s) in the Building.

        (6) Exterior window washing at such intervals as determined by Landlord.

        (7) Electricity  to   the  Premises  for   general  office  use,   in
 accordance with and subject to the terms and conditions in Article 8.

        (8) On-site building safety personnel services consistent with comparable buildings in the Fort Worth, Texas area from 7:00 a.m. to 7:00 p.m. on weekdays other than Holidays, subject to the provisions of Section 5.C.

        (9) Landlord agrees that the above-described services and maintenance of the Building and its components, including the Common Areas, shall be comparable to services and maintenance provided to other comparable office buildings in Fort Worth, Texas, taking into account age, size and other relevant operating factors during the Term (arid any renewals or extensions thereof).

     B. Service Interruptions. For purposes of this Lease, a 'Service Failure" shall mean any interruption, suspension or termination of services being provided to Tenant by Landlord or by third-party providers, whether engaged by Tenant or pursuant to arrangements by such providers with Landlord, which are due to (1) the application of Laws; (2) the failure, interruption or malfunctioning of any electrical or mechanical equipment, utility or other service to the Building or Property; (3) the performance of repairs, maintenance, improvements or alterations; or (4) the occurrence of any other event or cause whether or not within the reasonable control of Landlord. No Service Failure shall render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement. Commencing on the 6th consecutive Business Day of any Service Failure within Landlord's control, (unless the Service Failure is caused by a fire or other casualty, in which event Section 16 controls), Tenant shall, as its sole remedy, be entitled to an equitable diminution of Base Rent based upon the pro rata portion of the Premises which is rendered unfit for occupancy for the Permitted Use, except to the extent such Service Failure is caused by a Tenant Party. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant's Property (defined in Article 14), arising out of or in connection with any Service Failure or the failure of any Building safety services, personnel or equipment.

     C. Third Party Services, If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant shall procure such service directly from a reputable third party service provider ("Provider") for Tenant's own account Tenant shall require each Provider to comply with the Building's rules and regulations, all Laws, and Landlord's reasonable policies and practices for the Building. Tenant acknowledges Landlord's current policy that requires all Providers utilizing any area of the Property outside the Premises to be approved by landlord and to enter into a written agreement acceptable to Landlord prior to gaining access to, or making any installations in or through, such area. Accordingly, Tenant shall give Landlord written notice sufficient for such purposes.

 8.  Use of Electrical Services by Tenant

     A. Landlord's Electrical Service. Subject to the terms of this Lease, Landlord shall furnish building standard electrical service to the Premises sufficient to operate customary lighting, office machines and other equipment of similar low electrical consumption. Landlord and Tenant acknowledge and agree that Tenant's electrical consumption conforms to the building standards as of the Effective Date. Landlord may, at any time and from time to time, calculate Tenant's actual electrical consumption in the Premises by a survey conducted by a reputable consultant selected by Landlord, all at Tenant's expense. The cost of any electrical consumption in excess of that which Landlord determines is standard for the Building shall be paid by Tenant in accordance with Section 8.D. The furnishing of electrical services to the Premises shall be subject to the rules, regulations and practices of the supplier of such electricity and of any municipal or other governmental authority regulating the business of providing electrical utility service. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of the electrical service is changed or is no longer available or no longer suitable for Tenant's requirements.

    B. Selection of Electrical Service Provider. Landlord shall have and retain the sole right to select the provider of electrical services to the Building and/or the Property. To the fullest extent permitted by Law, Landlord shall have the continuing right to change such utility provider. All charges and expenses incurred by Landlord due to any such changes in electrical services, including maintenance, repairs, installation and related costs, shall be included in the electrical services costs referenced in Section 4.D(10), unless paid directly by Tenant.

     C. Submetering. Landlord shall have the continuing right, upon 30 days written notice, to install a submeter for the Premises at Tenant's expense, but such expense shall only be charged to Tenant if Landlord has a reasonable belief that Tenant's electrical consumption is above building standard. If submetering is installed for the Premises, Landlord may charge for Tenant's actual electrical consumption monthly in arrears for the kilowatt hours used, a rate per kilowatt hour equal to that charged to Landlord by the provider of electrical service to the Building during the same period of time (plus, to the fullest extent permitted by applicable Laws, an administrative fee equal to 2.5% of such charge; provided, however, if Landlord is installing submeters for all tenants of the Building and is not installing a submeter for the Premises because Landlord has a reasonable belief that Tenant's electrical consumption is above building standard, Tenant shall not be charged such administrative fee or an installation fee for Tenant's submeter), except as to electricity directly purchased by Tenant from third party providers after obtaining Landlord's consent to the same. In the event Landlord is unable to determine the exact kilowatt hourly charged during the period of time, Landlord shall use the average kilowatt hourly charge to the Building for the first billing cycle ending after the period of time in question. Even if the Premises are submetered, Tenant shall remain obligated to pay Tenant's Pro Rata Share of the cost of electrical services as provided in Section 4.B, except that Tenant shall be entitled to a credit against electrical services costs equal to that portion of the amounts actually paid by Tenant separately and directly to Landlord which are attributable to building standard electrical services submetered to the Premises.

     D. Excess Electrical Service. Tenant's use of electrical service shall not exceed, in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Building. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including the installation of utility service upgrades, meters, submeters, air handlers or cooling units). The costs of any approved additional consumption (to the extent permitted by Law), installation and maintenance shall be paid by Tenant.

 9.  Repairs and Alterations.

     A. Tenant's Repair Obligations. Tenant shall keep the Premises in good condition and repair, ordinary wear and tear excepted Tenant's repair obligations include, without limitation, repairs to: (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, "Cable") that is installed by or for the benefit of Tenant whether located in the Premises or in other portions of the Building;
 (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) Alterations (defined below) performed by contractors retained by Tenant, including related HVAC balancing; and (9) all of Tenant's furnishings, trade fixtures, equipment and inventory. Prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair. Upon receipt of such notice, Landlord may elect either to perform any of the maintenance or repair obligations specified in such notice in a reasonably timely manner, or require that Tenant perform such obligations by using contractors approved by Landlord, which approval shall not be unreasonably withheld. All work shall be performed at Tenants expense in accordance with the rules and procedures described in Section 9.C below. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay to Landlord the reasonable cost of the repairs within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

     B. Landlord's Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (taking into account the nature and urgency of the repair) for which Landlord is responsible . If any of the foregoing maintenance or repair is necessitated due to the acts or omissions of any Tenant Party (defined in Section 13) and such costs are not fully covered by insurance, Tenant shall pay the costs of such repairs or maintenance to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs; provided however, such costs shall be reduced by any insurance proceeds actually received by Landlord from Landlord's insurer relating to such repair.

     C. Alterations.

        (1) When Consent Is Required. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively, "Alterations") without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld. However, Landlord's consent shall not be required for any Alteration that satisfies all of the following criteria (a "Minor Alteration"): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from outside the Premises or Building; (c) will not affect the systems or structure of the Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises.

        (2) Requirements For All Alterations. Including Minor Alterations. Prior to starting work on any Alteration, Tenant shall finish to Landlord for review and approval: plans and specifications; names of proposed contractors (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractors' and subcontractors' insurance; and Tenant's security for performance of the Alteration. Changes to the plans and specifications must also be submitted to Landlord for its approval. Some of the foregoing requirements may be waived by Landlord for the performance of specific Minor Alterations; provided that such waiver is obtained in writing prior to the commencement of such Minor Alterations. Landlord's waiver on one occasion shall not waive Landlord's right to enforce such requirements on any other occasion. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of Alterations in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for reasonable out-of-pocket sums paid by Landlord for third party examination of Tenant's plans for Alterations. No later than 30 days after completion of the Alterations, Tenant shall furnish "as-built" plans (which shall not be required for Minor Alterations). completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws.

        (3) Landlord's Liability For Alterations. Landlord's approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant's use. Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefore, unless Landlord is directly acting as general contractor of the work.

 10. Entry by Landlord. Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants' premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours or at any time during the last 9 months of the Term, Landlord shall provide Tenant with 24 hour prior notice of entry into the Premises, which may be given orally. Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions, if reasonably necessary for the protection and safety of Tenant and its employees. Except in emergencies. Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours; provided, however, that landlord is not required to conduct work on weekends or after Normal Business Hours if such work can be conducted without closing the Premises. Entry by Landlord for any such purposes shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

 11. Assignment and Subletting.

     A. Landlord's Consent Required. Subject to the remaining provisions of this Article 11, but notwithstanding anything to the contrary contained elsewhere in this Lease, Tenant shall not assign, transfer or encumber any interest in this Lease (either absolutely or collaterally) or sublease or allow any third party to use any portion of the Premises (collectively or individually, a "Transfer") without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord's consent shall not be considered unreasonably withheld if: (1) the proposed transferee's financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee is a governmental organization or present occupant of the Property, or Landlord is otherwise engaged in lease negotiations with the proposed transferee for other premises in the Property; (3) any uncured event of default exists under this Lease; (4) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) the proposed transferee's use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord's standards for Building tenants; (7) either the Transfer or any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to landlord or its Affiliates; or (8) the proposed transferee is or has been involved in litigation with Landlord or any of its Affiliates. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant's sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article is voidable at Landlord's option.

     B. Consent Parameters/Requirements. As part of Tenant's request for, and as a condition to, Landlord's consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy (unexecuted) of the proposed assignment or sublease and other contractual documents, and such other information as Landlord may reasonably request. Landlord shall then have the right (but not the obligation) to terminate this Lease as of the effective date of Transfer with respect to the portion of the Premises which Tenant desires to Transfer. In such event, the rent and other charges payable shall be proportionately reduced. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord's rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Tenant shall pay Landlord for Landlord's review of any Permitted Transfer or requested Transfer Landlord's actual reasonable costs and expenses (including reasonable attorney's fees).

     C. Payment to Landlord If the aggregate consideration paid to a Tenant Party for a Transfer exceeds that payable by Tenant under this Lease (prorated according to the transferred interest), Tenant shall pay Landlord 50% of such excess (after deducting therefrom reasonable leasing commissions, reasonable legal fees and reasonable costs of tenant improvements paid to unaffiliated third parties in connection with the Transfer, with proof of same provided to Landlord). Tenant shall pay Landlord for Landlord's share of any excess within 30 days after Tenant's receipt of such excess consideration. If any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received, but not to exceed the amount payable by Tenant under this Lease.

    D. Change in Control of Tenant. Except for a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes fix any reason (including a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as, both before and after the Transfer, Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed; provided, however, that Tenant shall give Landlord written notice at least 30 days prior to the effective date of such change in ownership or control.

     E. No Consent Required. Tenant may assign its entire interest under this Lease to its Affiliate (defined below) or to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of
 Landlord, provided that all of the following conditions are satisfied in Landlord's reasonable discretion (a "Permitted Transfer"): (1) no uncured event of default exists under this Lease; (2) Tenant's successor shall own all or substantially all of the assets of Tenant; (3) such Affiliate or successor shall have a net worth which is at least equal to $17,000,000.00 as of the day prior to the proposed purchase, merger, consolidation or reorganization; (4) no portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer, (5) such Affiliate's or successor's use of the Premises shall not conflict with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) neither the Transfer nor any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to Landlord or its Affiliates; (7) such Affiliate or successor is not and has not been involved in litigation with Landlord or any of Landlord's Affiliates; and (8) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed Transfer, along with all applicable documentation and other information necessary for landlord to determine that the requirements of this Section 11.E have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant. The term "Affiliate' means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable. If requested by Landlord, the Affiliate or successor shall sign a commercially reasonable form of assumption agreement.

 12. Liens. Tenant shall not permit mechanic's or other liens to be placed upon the Property, Premises or Tenant's leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant. If a lien is so placed, Tenant shall, within 10 days of notice from Landlord of the filing of the Lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall, within 30 days after receipt of an invoice from Landlord, reimburse Landlord for any amount paid by Landlord, including reasonable attorneys' fees, to bond or insure over the lien or discharge the lien.

 13. Indemnity.  Subject to  Article  15  Tenant  shall  hold  Landlord,  its trustees, Affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, Mortgagee(s) (defined in Article 25) and agents (including the manager of the Property) (collectively, "Landlord Parties") harmless from, and indemnify and defend such parties against, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys' fees and other reasonable professional fees that are imposed upon, incurred by or asserted against any of such indemnified parties (each a "Claim" and collectively "Claims") that arise out of or in connection with any damage or injury occurring in the Premises except to the extent caused by the gross negligence or willful misconduct of Landlord Parties. Provided Landlord Parties are properly named as additional insureds in the policies required to be carried under this Lease, and except as otherwise expressly provided in this Lease, the indemnity set forth in the preceding sentence shall be limited to the greater of (A) $5,000,000, and (B) the aggregate amount of general/umbrella liability insurance actually carried by Tenant Subject to Articles 9.B, 15 and 20, Landlord shall hold Tenant, its trustees, Affiliates, members, principals, beneficiaries, partners, officers, directors, shareholders, employees and agents (collectively, "Tenant Parties) harmless from, and indemnify and defend such parties against all Claims that arise out of or in connection with any damage or injury occurring in or on the Property (excluding the Premises), except to the extent caused by the gross negligence or willful misconduct of a Tenant Party, to the same extent the Tenant Parties would have been covered had they been named as additional insureds on the commercial general liability insurance policy required to be carried by Landlord under this Lease. The indemnity set forth in the preceding sentence shall be limited to the amount of $5,000,000.


 14. Insurance.

     A. Tenant's Insurance. Tenant shall maintain the following insurance ("Tenant's Insurance"), at its sole cost and expense: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a per occurrence limit of no less than $1,000,000; (2) causes of loss-special form (formerly "all risk") property insurance, covering all above building standard leasehold improvements and Tenant's trade fixtures, equipment, furniture and other personal property within the Premises ("Tenant's Property" in ) amount of the full replacement cost thereof; (3) business income (formerly "business interruption") insurance written on an actual loss sustained form or with sufficient limits to address reasonably anticipated business interruption losses; (4) business automobile liability insurance to cover all owned, hired and nonowned automobiles owned or operated by Tenant providing a minimum combined single limit of $1 .000,000; (5) workers' compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute (provided, however, if no workers' compensation insurance is statutorily required, Tenant shall carry workers' compensation insurance in a minimum amount of $500,000); (6) employer's liability insurance in an amount of at least $500,000 per occurrence; and (7) umbrella liability insurance that follows form in excess of the limits specified in (1), (4) and (6) above, of no less than $4,000,000 per occurrence and in the aggregate. Any company underwriting any of Tenant's Insurance shall have, according to A.M Best Insurance Guide, a Best's rating of not less than A-and a Financial Size Category of not less than VIII. All commercial general liability, business automobile liability and umbrella liability insurance policies shall name landlord (or any successor), Landlord's property manager, Landlord's Mortgagee (if any), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as "additional insureds" and shall be primary with Landlord's policy being secondary and noncontributory. If any aggregate Limit is reduced because of losses paid to below 75% of the limit required by this lease, Tenant will notify Landlord in writing within 10 days of the date of reduction. All policies of Tenants Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days' advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance and all required endorsements evidencing Tenant's Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided access to the Premises for any reason, and upon renewals at least 10 days prior to the expiration of the insurance coverage. All of Tenant's Insurance policies, endorsements and certificates will be on forms and with deductibles and self-insured retention, if any, reasonably acceptable to Landlord. The limits of Tenant's insurance shall not limit Tenant's liability under this Lease.

    B. Landlord's Insurance. Landlord shall maintain: (1) commercial general liability insurance applicable to the Property which provides, on an occurrence basis, a minimum combined single limit of no less than $5,000,000 (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy); and (2) causes of loss-special form (formerly "all risk") property insurance on the Building in the amount of the replacement cost thereof, as reasonably estimated by Landlord. The foregoing insurance and any other insurance carried by Landlord may be effected by a policy or policies of blanket insurance and shall be for the sole benefit of Landlord and under Landlord's sole control. Consequently, Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

 15. Mutual Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Landlord Parties for any loss or damage to Tenant's business, any loss of use of the Premises, and any loss, theft or damage to Tenant's Property (including Tenant's automobiles or the contents thereof). INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY LANDLORD PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. In addition, Landlord waives (except to the extent of Landlords property insurance deductible) and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Tenant Parties for any loss of or damage to or loss of use of the Building, any additions or improvements to the Building, or any contents thereof, INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHER WISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY TENANT PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance.

 16. Casualty Damage.

     A. Repair or Termination by Landlord. If all or any part of the Premises are damaged by fire or other casualty, Tenant shall immediately notify, Landlord in writing. Landlord shall have the right to terminate this lease if: (1) the Building shall be damaged so that, in Landlord's judgment substantial alteration or reconstruction of the Building shall be required (whether or not the Premises have been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) an uninsured loss of the Building occurs notwithstanding Landlord's compliance with Section 14.B above. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty. If landlord does not terminate this Lease under this Section 16.A, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and/or the Premises to substantially the same condition as existed immediately prior to the date of damage; provided, however, that Landlord shall only be required to reconstruct building standard leasehold improvements existing in the Premises as of the date of damage, and Tenant shall be required to pay the cost for restoring any other leasehold improvements. However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord.

     B. Timing for Repair; Termination by Either Party. If all or any portion of the Premises is damaged as a result of fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises, using standard working methods ("Completion Estimate"). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270 days from the date of damage, then regardless of anything in Section 16.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of any of the Tenant Parties. If neither party terminates this Lease under this Section 16.B, then Landlord shall repair and restore the Premises in accordance with, and subject to the Limitations of, Section 16.A.

     C. Abatement. In the event a material portion of the Premises is damaged as a result of a fire or other casualty, the Base Rent shall abate for the portion of the Premises that is not used by Tenant until substantial completion of the repairs and restoration required to be made by Landlord pursuant to Section 16.A. Tenant, however, shall not be entitled to such abatement if the fire or other casually was caused by the negligence or intentional misconduct of any of the Tenant Parties. Landlord shall not be liable for any loss or damage to Tenant's Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

 17. Condemnation. Either party may terminate this Lease if the whole or any material part of the Premises are taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a "Taking"). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building's use prior to the Taking. In order to exercise its right to terminate this lease under this Article 17, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs, If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant's Pro Rata Share shall, if applicable, be appropriately adjusted by Landlord. In addition, Base Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant's Property (excluding above building standard leasehold improvements) and Tenant's reasonable relocation expenses, provided the filing of such claim does not diminish the award which would otherwise be receivable by Landlord.

 18. Events of Default. Tenant shall be considered to be in default under this Lease upon the occurrence of any of the following events of default:

     A. Tenant's failure to pay when due all or any portion of the Rent ("Monetary Default"); provided that the first two such failures during any consecutive 12 month period shall not be a Monetary Default if Tenant pays the amount due within 5 business days after written notice from Landlord.

     B. Tenant's failure to perform any of the obligations of Tenant in the manner set forth in Article, 14, 23, 24 or 25 (a "Time Sensitive Default ").

     C. Tenant's failure (other than a Monetary Default or a Time Sensitive Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 10 days after written notice to Tenant. However, if Tenant's failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed an additional 10 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within the 10 day period following Landlord's initial written notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease. However, if Tenant's failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant In addition, if Landlord provides Tenant with notice of Tenant's failure to comply with the same specific term, provision or covenant of this Lease on more than two (2) occasions during any 12 month period, Tenant's subsequent violation of the same term, provision or covenant shall, at Landlord's option, be deemed an incurable event of default by Tenant.

     D. Tenant or any Guarantor becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar Law) or a petition is filed against Tenant or any Guarantor under such Laws and is not dismissed within 45 days after the date of such filing, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

     E. The leasehold estate is taken by process or operation of Law.

     F. Intentionally deleted.

     G. Tenant is in default beyond any notice and the period under any other lease or agreement with Landlord in connection with the Property, including any lease or agreement for parking.

 19. Remedies.

     A. Landlord's Remedies. Upon any default (subject to applicable notice and cure periods), Landlord shall have the right without notice or demand (except as provided in Article 18) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

        (1) Terminate this Lease;

        (2) Re-enter the Premises, change locks, alter security devices and lock out Tenant or terminate Tenant's right of possession of the Premises without terminating this Lease, and without complying with applicable Law, the benefits of which are waived by Tenant to the fullest extent permitted by applicable Law;

        (3) Remove and store, at Tenant's expense, all the property in the Premises using such lawful force as may be necessary;

        (4) Cure such event of default for Tenant at Tenant's expense (plus a 15% administrative fee);

        (5) Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement;

        (6) Require all future payments to be made by cashier's check, money order or wire transfer after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than five (5) days late;

        (7) Apply any Security Deposit as permitted under this Lease; and/or

        (8) Recover such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law, including any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom.

     B. Measure of Damages.

        (1) Calculation. If Landlord either terminates this Lease or terminates Tenant's right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises and pay Landlord on demand:
 (a) all Rent accrued through the end of the month in which the termination becomes effective; (b) interest on all unpaid Rent from the date due at a rate equal to the lesser of 18% per annum or the highest interest rate permitted by applicable Law; (c) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses; (d) Costs of Reletting (defined below); and
 (e) all Landlord's Rental Damages (defined below). In the event that Landlord relets the Premises for an amount greater than the Rent due during the Term, Tenant shall not receive a credit for any such excess.

        (2) Definitions. "Costs of Reletting" shall include commercially reasonable costs losses and expenses incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant's furniture, trade fixtures, equipment, inventory or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant's signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees and leasehold improvements, and any allowances and/or concessions provided by Landlord. "Landlords Rental Damage" shall mean the total Rent which Landlord would have received under this Lease (had Tenant made all such Lease payments as required) for the remainder of the Term minus the fair rental value of the Premises for the same period, or, if the Premises are relet, the actual rental value (not to exceed the Rent due during the Term), both discounted to present value at the Prime Rate (defined below) in effect upon the date of determination. For purposes hereof, the "Prime Rate" shall be the per annum interest rate publicly announced by a federally insured bank mutually selected by Landlord and Tenant in the state in which the Building is located as such bank's prime or base rate.

        (3) Landlord's Alternative Calculation. Because future market rental rates, and the costs or time involved in reletting may be uncertain and difficult to determine at the time of Tenant's default, the parties agree that Landlord may in its sole discretion elect to recover, in lieu of calculating damages under Section 19.B(1)(d) and (e) above (but without limiting damages under Section l9.B(1)(a) and (b) above), the sum of (a) the unamortized portion of all costs, losses and expenses incurred by Landlord as a result of entering into the Lease, and (b) twenty five percent (25%) of the total nominal Rent which landlord would have received under this Lease (had Tenant made all such Rent payments as required) for the remainder of the Term, which the parties agree is a fair and reasonable estimate of landlord's Rental Damages and the Costs of Reletting.

     C. Tenant Not Relieved from Liabilities. Unless expressly provided in this Lease the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord's remedies. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Tenant fails to pay any amount when due hereunder, Landlord shall be entitled to receive interest on any unpaid item of Rent at a rate equal to the lesser of 18% per annum or the highest rate permitted by Law. In addition, if Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administrative fee equal to 5% of the past due Rent. However, in no event shall the charges permitted under this Section 19.C or elsewhere in this Lease, to the extent they are considered interest under applicable Law, exceed the maximum lawful rate of interest. If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by Law, then it is the express intent of Landlord and Tenant that all such excess amounts theretofore collected by Landlord be credited against the other amounts owing by Tenant under this Lease. Receipt by Landlord of Tenant's keys to the Premises shall not constitute an acceptance or surrender of the Premises. NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE TO THE CONTRARY, TENANT SHALL HOLD LANDLORD PARTIES HARMLESS FROM AND INDEMNIFY AND DEFEND SUCH PARTIES AGAINST, ALL CLAIMS THAT ARISE OUT OF OR IN CONNECTION WITH A BREACH OF THIS LEASE, SPECIFICALLY INCLUDING ANY VIOLATION OR APPLICABLE LAWS OR CONTAMINATION (DEFINED IN ARTICLE 30) CAUSED BY A TENANT PARTY.

     D. Mitigation of Damages. Upon termination of Tenant's right to possess the Premises, Landlord shall, only to the extent required by Law, use objectively reasonable efforts to mitigate damages by reletting the Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Section 11.A, or who (1) is an Affiliate, parent or subsidiary of Tenant; (2) is not acceptable to any Mortgagee of Landlord (3) requires improvements to the Premises to be made at Landlord's expense; or (4) is unwilling to accept lease terms then proposed by Landlord, including: (a) leasing for a shorter or longer term than remains under this Lease; (b) re-configuring or combining the Premises with other space, (c) taking all or only a part of the Premises; and/or (d) changing the use of the Premises. Notwithstanding Landlord's duty to mitigate its damages as provided herein, Landlord shall not be obligated (i) to give any priority to reletting Tenant's space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (ii) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building. To the extent that Landlord is required by applicable Law to mitigate damages, Tenant must plead and prove by clear and convincing evidence that Landlord failed to so mitigate in accordance with the provisions of this Section 19.D, and that such failure resulted in an avoidable and quantifiable detriment to Tenant.

     E. Landlord's Lien. Intentionally deleted.

 20. Limitation of Liability. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor Landlord) to Tenant (or any person or entity claiming by, through or under Tenant) shall be limited to the interest of Landlord in the Property. Tenant shall look solely to Landlord's interest in the Property for the recovery of any judgment or award against Landlord. No Landlord Party shall be personally liable for any judgment or deficiency. Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and the Mortgagee(s) (defined in Article 25) whom Tenant has been notified hold Mortgages (defined in Article 25) on the Property, Building or Premises, notice and reasonable time to cure the alleged default. Tenant hereby waives all claims against all Landlord Parties for consequential, special or punitive damages allegedly suffered by any Tenant Parties, including lost profits and business interruption.

 21. No Waiver. Neither party's failure to declare a default immediately upon its occurrence or delay in taking action for a default shall constitute a waiver of the default, nor shall it constitute an estoppel. Neither party's failure to enforce its rights for a default shall constitute a waiver of that party's rights regarding any subsequent default.

 22. Tenant's Right to Possession. Provided Tenant pays the Rent and fully performs all of its other covenants and agreements under this Lease, Tenant shall have the right to occupy the Premises without hindrance from Landlord or any person lawfully claiming through Landlord, subject to the terms of this Lease, all Mortgages, insurance requirements and applicable Law. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties.

 23. Relocation. Landlord may, upon 90 days notice to Tenant, relocate the Premises to any other premises within the Property ("Relocated Premises") on a date of relocation (the "Relocation Date") specified therein. The Relocated Premises shall in all respects be substantially the same or better, as reasonably determined by Landlord, in area, finish, and appropriateness for the Permitted Use. In such event all reasonable expenses of moving Tenant and decorating the Relocated Premises with substantially the same leasehold improvements shall be at the expense of Landlord, including the physical move, relocating Tenant's existing telephone equipment and other costs set forth below. All moving costs (including the cost to relocate phones, computers and other systems of similar nature), all costs of reprinting stationery, cards and other printed material bearing Tenant's address at the Premises if such address changes due to the relocation (but only the quantity existing immediately prior to the relocation) and all other out-of-pocket costs directly incurred by Tenant in connection with relocation to the Relocated Premises, including reasonable decorating and design costs, shall be paid by Landlord within thirty (30) days after receipt of third-party invoices therefor. Tenant shall have the option, effective as of the Relocation Date, either to enter into an appropriate lease amendment relocating the Premises, or to terminate this Lease, which option shall be exercised within 10 Business Days following receipt of Landlord's relocation notice. Failure of Tenant to choose either option within such period shall constitute Tenant's election to relocate. If Tenant elects (or is deemed to have elected) to relocate, Landlord shall have the option to tender the Relocated Premises to Tenant on any date within a 30 day period after the Relocation Date, in which event the date of tender of possession of the Relocated Premises shall become the Relocation Date. From the Relocation Date through the Expiration Date, the aggregate Base Rent for the Relocated Premises shall be the same as for the original Premises. Tenant's failure to vacate the Premises and move into the Relocated Premises on the Relocation Date shall constitute a Time Sensitive Default.

 24. Holding Over. Except for any permitted occupancy by Tenant under Article 29, if Tenant or any party claiming by, through or under Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, the continued occupancy of the Premises shall be that of a tenancy at sufferance. Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the Base Rent and 100% of Tenant's Pro Rata Share of Operating Expenses following expiration or termination. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant's holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord's inability to deliver possession, or perform improvements, such failure shall constitute a Time Sensitive Default hereunder; and notwithstanding any other provision of this Lease to the contrary, TENANT SHALL BE LIABLE TO LANDLORD FOR, AND SHALL PROTECT LANDLORD FROM AND INDEMNIFY AND DEFEND LANDLORD AGAINST, ALL LOSSES AND DAMAGES, INCLUDING ANY CLAIMS MADE BY ANY SUCCEEDING TENANT RESULTING FROM SUCH FAILURE TO VACATE, AND ANY CONSEQUENTAL DAMAGES THAT LANDLORD SUFFERS FROM THE HOLDOVER.

 25. Subordination to Mortgages: Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively, a "Mortgage"). The party having the benefit of a Mortgage shall be rehired to as a "Mortgagee." This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. Landlord shall use reasonable efforts to obtain, at Tenant's costs, Landlord's Mortgagee's nondisturbance agreement for the benefit of Tenant in the form attached hereto as Exhibit G. The fee for such nondisturbance agreement is currently $500.00. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or apart of Landlord's interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest Tenant shall, within 5 business days after receipt of a written request from Landlord, execute and deliver an estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to the best of Tenant's knowledge, there is no default (or stating with specificity the nature of the alleged default) and certifying other matters with respect to this Lease that may reasonably be requested. Tenant's failure to provide any estoppel certificate within the 5 business day period specified above, and the continuation of such failure for a period of 5 business days after Landlord delivers a second written notice requesting same, shall constitute a Time Sensitive Default under this Lease.

 26. Attorney' Fees. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys' fees.

 27. Notice, If a demand, request, approval, consent or notice (collectively, a "notice") shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service, or sent by facsimile, at the party's respective Notice Address(es) set forth in Article 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery (which, in the case of delivery by facsimile, shall be deemed to occur at the time of delivery indicated on the electronic confirmation of the facsimile) or the date on which delivery is first refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

 28. Reserved Rights. This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (A) roofs, (B) telephone electrical and janitorial closets, (C) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (D) rights to the land and improvements below the floor of the Premises, (E) the improvements and air rights above the Premises, (F) the improvements and air rights outside the demising walls of the Premises, (G) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building, and (H) any other areas designated from time to time by Landlord as service areas of the Building. Tenant shall not have the right to install or operate any equipment producing radio frequencies, electrical or electromagnetic output or other signals, noise or emissions in or from the Building without the prior written consent of Landlord. To the extent permitted by applicable Law Landlord reserves the right to restrict and control the use of such equipment. Landlord has the right to change the Building's name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant's ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal) injury to Landlord's employees or the occupants of the Building. The circumstances under which landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

 29. Surrender of Premises. All improvements to the Premises (collectively, "Leasehold Improvements" shall be owned by Landlord and shall remain upon the Premises with out compensation to Tenant. At the expiration or earlier termination of this Lease or Tenant's right o possession, Tenant shall remove Tenant's Removable Property (defined below) from the Premises and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. As used herein, the term "Tenant's Removable Property" shall mean (A) Cable installed by or for the benefit of Tenant and located in the Premises or other portions of the Building (B) any Leasehold improvements that are installed by or for the benefit of Tenant and, in Landlord's reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements ("Special Installations"); and (C) Tenant's personal property. Landlord shall within 10 Business Days after its receipt of (i) the Approved Construction Documents (as defined in the Work Letter attached hereto as Exhibit D) with respect to the Landlord Work, and (ii) the plans and specifications with respect to any Alterations, notify Tenant in writing whether any Leasehold Improvements to be constructed in the Premises constitute Special Installations. Notwithstanding the foregoing, Landlord may, in Landlord's sole discretion and at no cost to Landlord, require Tenant to leave any of its Special Installations in the Premises . If Tenant fails to remove any of Tenant's Removable Property (other than Special Installations which Landlord has designated to remain in the Premises) within 5 days after the termination of this Lease or of Tenant's right to possession, Landlord, at Tenant's sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant's Removable Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant's Removable Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant's Removable Property. To the fullest extent permitted by applicable Law, any unused portion of Tenant's Security Deposit maybe applied to offset Landlord's costs set forth in the preceding sentence. In addition, if Tenant fails to remove Tenant's Removable Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant's Removable Property to be abandoned, and title to Tenant's Removable Property (except with respect to any Hazardous Material [defined in Article 30]) shall be deemed to be immediately vested in Landlord. Except for Special Installations designated by Landlord to remain in the Premises, Tenant's Removable Property shall be removed by Tenant before the Expiration Date; provided that upon Landlord's prior written consent (which must be requested by Tenant at least 30 days in advance of the Expiration Date and which shall not be unreasonably withheld), Tenant may remain in the Premises for up to 5 days after the Expiration Date for the sole purpose of removing Tenant's Removable Property. Tenant's possession of the Premises for such purpose shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Base Rent and Tenant's Pro Rata Share of Excess Operating Expenses on a per diem basis at the rate in effect for the last month of the Term. In the event this Lease is terminated prior to the Expiration Date, Tenant's Removable Property (except for Special Installations designated by Landlord to remain in the Premises) shall be removed by Tenant on or before such earlier date of termination. Tenant shall repair damage caused by the installation or removal of Tenant's Removable Property.

 30. Hazardous Materials.

    A. Restrictions. No Hazardous Material (defined below) (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant's business at the Premises and that are used, kept and disposed of in compliance with Laws) shall be brought upon, used, kept or disposed of in or about the Premises or the Property by any Tenant Parties or any of Tenant's transferees, contractors or licensees without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion. Tenant's request for such consent shall include a representation and warranty by Tenant that the Hazardous Material in question (1) is necessary in the ordinary course of Tenant's business, and (2) shall be used, kept and disposed of in compliance with all Laws. Tenant shall, at its expense, monitor the Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to Contamination (defined below) and promptly notify Landlord if it suspects Contamination in the Premises.

     B. Remediation. If Contamination occurs as a result of an act or omission of any Tenant Party, Tenant shall, at its expense, promptly take all actions necessary to comply with Laws and to return the Premises, the Building, the Property and/or any adjoining or affected property to its condition prior to such Contamination, subject to Landlord's prior written approval, which shall not be unreasonably withheld, of Tenant's proposed methods, times and procedures for remediation. Tenant shall provide Landlord reasonably satisfactory evidence that such actions shall not adversely affect any Landlord Party or property. Landlord may require that a representative of Landlord be present during any such actions and/or that such actions be taken after Normal Business Hours. If Tenant fails to take and diligently prosecute any necessary remediation actions within 30 days after written notice from Landlord or an authorized governmental agency (or any shorter period required by any governmental agency) that such remediation is required, Landlord may take such actions and Tenant shall reimburse Landlord therefor, plus a 15% administrative fee, within 30 days of' Landlord's invoice.

    C. Definitions. For purposes of this Article 30, a "Hazardous Material is any substance (1) the presence of which requires, or may hereafter require, notification, investigation or remediation under any Laws; (2) which is now or hereafter defined, listed or regulated by any governmental authority as a "hazardous waste", "extremely hazardous waste", "solid waste", "toxic substance", "hazardous substance", "hazardous material" or "regulated substance", or otherwise regulated under any Laws; or (3) which is now or hereafter considered a biological contaminant or which could adversely impact air quality, including mold, fungi and other bacterial agents. "Contamination" means the existence or any release or disposal of a Hazardous Material in, on, under, at or from the Premises, the Building or the Property which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement or other government or private party action or imposition affecting any Landlord Party. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work, including response costs under CERCLA and similar statutes.

    D. Reports, Surveys and Acceptance of Premises. All current surveys or reports prepared for the Property regarding the presence of Hazardous Materials (if any) in the Building are available for inspection by Tenant in the office of the Property manger With respect to Hazardous Materials, Tenant hereby (1) accepts full responsibility for reviewing any such surveys and reports and satisfying itself prior to the execution of this Lease as to the acceptability of the Premises under Section 3.B above, and (2) acknowledges and agrees that this provision satisfies all notice requirements under applicable Law. In the event Tenant performs or causes to be performed any test on or within the Premises for the purpose of determining the presence of a Hazardous Material, Tenant shall obtain Landlord's prior written consent and use a vendor approved by Landlord for such testing. In addition, Tenant shall provide to Landlord a copy of such test within 10 days of Tenant's receipt

 31. Miscellaneous.

    A. Governing Law: Jurisdiction and Venue: Severability: Paragraph Heading. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Property is located. All obligations under this Lease are performable in the county or other jurisdiction where the Property is located, which shall be venue for all legal actions, If any term or provision of this Lease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document. The remainder of this Lease shall not be affected, and each remaining and reformed provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings mid titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease. The words "include", "including" and similar words will not be construed restrictively to limit or exclude other items not listed.

    B. Recording. Tenant shall not record this Lease or any memorandum without Landlord's prior written consent.

    C. Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes beyond the reasonable control of the performing party ("Force Majeure"). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

    D. Transferability: Release of Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

    E. Brokers. Tenant represents that it has dealt directly with and only with Julien J. Studley (whose commission shall be paid by Landlord pursuant to a separate written agreement) in connection with this Lease. TENANT AND LANDLORD SHALL EACH INDEMNTIY THE OTHER AGAINST ALL COSTS, EXPENSES,
 ATTORNEYS' FEES, LIENS AND OTHER LIABILITY FOR COMMISSIONS OR OTHER COMPENSATION CLAIMED BY ANY BROKER OR AGENT CLAIMING THE SAME BY, THROUGH OR UNDER THE INDEMNIFYING PARTY, OTHER THAN THE BROKER(S) SPECIFICALLY IDENTIFIED ABOVE.

    F. Authority: Joint and Several Liability. Landlord covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, this Lease is binding upon and enforceable against Landlord, and Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. Similarly, Tenant covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do won behalf of Tenant, this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

    G. Time Is of the Essence: Relationship: Successors and Assigns. Time is of the essence with respect to Tenant's performance of its obligations and the exercise of any expansion, renewal or extension rights or other options granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon landlord and Tenant and their permitted successors and assigns.

    H. Survival of Obligations. The expiration of the Term, whether by lapse of time or otherwise shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant's obligations under Sections 4.A, 4.B, and 4.C, and under Articles 6, 8, 12, 13, 19, 24, 29 and 30 shall survive the expiration or early termination of this Lease.

    I. Binding Effect. Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party.

    J. Full Agreement: Amendments. This Lease contains the parties' entire agreement regarding the subject matter hereof. All understandings, discussions, and agreements previously made between the parties, written or oral are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes

    K. Tax Waiver. Tenant waives all rights pursuant to all Laws to contest any taxes or other levies or protest appraised values or receive notice of reappraisal regarding the Property (including Landlord's personalty), irrespective of whether Landlord contests same.

    L. Method of Calculation. Tenant is knowledgeable and experienced in commercial transactions and does hereby acknowledge and agree that the provisions of this Lease for determining charges and amounts payable by Tenant are commercially reasonable and valid and constitute satisfactory methods for determining such charges and amounts as required by Section
 93.004 (assessment of charges) of the Texas Property Code, as enacted by House Bill 2186, 77th Legislature. TENANT FURTHER VOLUNTARILY AND KNOWINGLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ALL RIGHTS AND BENEFITS OF TENANT UNDER SUCH SECTION, AS IT NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED OR SUCCEEDED.

    M. Waiver of Consumer Rights. TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WE AN ATTORNEY OF TENANT'S OWN SELECTION, TENANT VOLUNTARILY ADOPTS THIS WAIVER.

    N. Landlord's Personal Property. Tenant may, at no charge to Tenant during the initial Term, use the furniture, fixtures and equipment listed on Exhibit F attached hereto "Landlord's FF&E") located in the Premises in connection with Tenant's use of the premises. Tenant shall have no right to remove all or any portion of Landlord's FF&E from the Premises without Landlord's prior written consent. Tenant shall maintain Landlord's FF&E and shall be responsible for any damage thereto except normal wear and tear Landlord's FF&E will remain the property of Landlord.

    O. Confidentiality. Landlord and Tenant agree to hold the terms of this Lease in strict confidence, and will not disclose, except for any disclosure required by Laws, such terms to any person other than the respective partners' directors, officers, employees, attorneys, accountants or financing sources of Landlord and Tenant, without the prior written consent of the other party. Notwithstanding the foregoing, Landlord may disclose any information in Landlord's newsletter and in public notices required by Laws or otherwise traditionally made by publicly-traded entities to investors and the financial community.

    Landlord and Tenant have executed this Lease as of the Effective Date specified below Landlord's signature.


                           LANDLORD:
                           --------

                           CRESCENT REAL ESTATE FUNDING I,
                           L.P., a Delaware limited partnership

                           By: CRE Management I Corp., a
                               Delaware corporation, its General
                               Partner

                               By:    /s/
                                   ----------------------------------------
                               Name:  Michael S. Lewis
                                    ---------------------------------------
                               Title: Vice President Leasing & Marketing
                                      -------------------------------------
                           Effective Date  June 12, 2003


                           TENANT:
                           ------

                           HALLMARK FINANCIAL SERVICES,
                           INC., a Nevada corporation

                           By:    /s/
                               --------------------------------------------
                           Name:  Scott K. Billings
                                 ------------------------------------------
                           Title: CFO
                                  -----------------------------------------